UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported) April 30, 2009

ZILA, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-17521	86-0619668

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
16430 North Scottsdale Road, Suite 450, Scottsdale, Arizona 85254-1770

(Address of Principal Executive Offices)
(602) 266-6700

(Registrant’s telephone number, including area code)
Not Applicable

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.Other Events.
SIGNATURES

Item 8.01. Other Events.
     As previously reported, we did not make the quarterly interest payment due on January 31, 2009 under our Senior Secured Convertible Notes. In addition, we did not make the quarterly interest payment due today, April 30, 2009. Each failure to make an interest payment constitutes an event of default under our Senior Secured Convertible Notes. We have not received a notice of default or acceleration from the note holders as of the date of this filing, which is required prior to any of the principal amount becoming due and payable as a result of such defaults. Upon the occurrence and during the continuation of any event of default, all amounts outstanding under the Senior Secured Convertible Notes bear interest at a default rate of 15.0% per annum.
     We were unable to issue shares for the April 30, 2009 interest payment because, due to our share price, the number of shares to be issued would require shareholder approval under applicable NASDAQ rules. In addition, given our current level of cash and cash equivalents and the impact of the economic downturn on our business, we are preserving cash in order to meet our existing operating commitments. It is uncertain whether we will have sufficient cash available to pay our next quarterly interest payment due under the Senior Secured Convertible Notes.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: April 30, 2009

ZILA, INC.
/s/ Gary V. Klinefelter
By:	Gary V. Klinefelter
Vice President and General Counsel